Exhibit 99.1

Infinera Corporation Announces Preliminary Unaudited Fourth Quarter 2023 Financial Results

San Jose, Calif., March 6, 2024 - Infinera Corporation (NASDAQ: INFN) ("Infinera" or the “Company”) today released preliminary financial results for its fourth quarter ended December 30, 2023.
For the fourth quarter,
•Preliminary revenue is expected to be $435 million to $452 million, compared to the Company’s prior outlook of $421 million to $451 million.
•The resulting preliminary GAAP gross margin is expected to be 38.0% to 40.0%, compared to the Company’s prior outlook of 37.3% to 40.4%.
•The resulting preliminary GAAP operating margin is expected to be 0.0% to 3.0%, compared to the Company’s prior outlook of 0.7% to 5.0%.
•The resulting preliminary GAAP net income (loss) per diluted share is expected to be ($0.02) to $0.04, compared to the Company’s prior outlook of ($0.04) to $0.04.
•Preliminary non-GAAP gross margin is expected to be 39.0% to 41.0%, compared to the Company’s prior outlook of 38.0% to 41.0%, and the preliminary non-GAAP operating margin is expected to be 5.7% to 8.3%, compared to the Company’s prior outlook of 5.5% to 9.5%.
•Preliminary non-GAAP net income per diluted share is expected to be $0.07 to $0.13, compared to the Company’s prior outlook of $0.05 to $0.13 per diluted share.
•Preliminary cash and cash equivalents, including restricted cash, was approximately $174 million.
Infinera CEO David Heard said, “We ended 2023 on a high note with a strong fourth quarter during which the midpoints of our preliminary revenue, gross margin, and earnings per share ranges are all expected to come in above those of our prior outlook ranges. For the full year of 2023, we expect to deliver our sixth consecutive year of revenue growth, expand gross margin to a level approaching 40%, and grow earnings per share on a year-over-year basis."
“As we look ahead, like the rest of the industry, we are expecting a slow first half of the year. Regardless, both the pace and scale of our design wins are accelerating. Already, in the first 60 days of 2024, we have achieved major hyperscale-influenced strategic wins, one of which is among the most significant in the Company’s history, based on our Systems and Subsystems solutions. These strategic wins, combined with our design win funnel, position us well to deliver a stronger second half and place us on a path to achieve our seventh consecutive year of revenue growth with continued margin and earnings per share expansion,” continued Mr. Heard.

Financial Outlook
Infinera's outlook for the quarter ending March 30, 2024, is as follows:
•Revenue is expected to be $320 million to $350 million.
•GAAP gross margin is expected to be 35.3% to 37.4%. Non-GAAP gross margin is expected to be 36.0% to 38.0%.
•GAAP operating expenses are expected to be $157 million to $161 million. Non-GAAP operating expenses are expected to be $143 million to $147 million.
•GAAP operating margin is expected to be (13.5%) to (8.2%). Non-GAAP operating margin is expected to be (8.5%) to (3.5%).
•GAAP net loss per diluted share is expected to be ($0.25) to ($0.17). Non-GAAP net loss per diluted share is expected to be ($0.18) to ($0.10).
A further explanation of the use of non-GAAP financial information and a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure can be found at the end of this press release.

On February 29, 2024, the Company filed a Notification of Late Filing on Form 12b-25 pursuant to which it disclosed it would not be able to file its Annual Report on Form 10-K for its fiscal year ended December 30, 2023 (the “Form 10-K”) by February 28, 2024, the original due date for such filing, without unreasonable effort or expense due to the circumstances described below.
Subsequent to the filing of the Company’s Form 10-K and Quarterly Reports on Form 10-Q for the periods ended December 31, 2022, April 1, 2023 and July 1, 2023, respectively, Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, informed the Company that the Public Company Accounting Oversight Board had commenced an inspection of EY’s audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2022. Subsequently, EY raised questions regarding the Company’s stand-alone sales price (“SSP”) methodology as it relates to revenue allocation between product revenue, which is recognized upon delivery, and certain components of services revenue, which is amortized over a period of time. In addition, EY raised questions regarding the sufficiency of documentation retained by the Company related to the revenue portion of its quote to cash cycle (revenue cycle) and its inventory cycle. As a result of these queries, the Company reexamined its SSP methodology and engaged in an evaluation of its review procedures related to its revenue cycle and its inventory cycle.
Subsequently, the Company’s management concluded that, as of December 31, 2022, there were material weaknesses in its internal control over financial reporting related to its revenue cycle, inventory cycle, and with respect to these, its internal resources, expertise and policies required to maintain an effective control environment. As a result, the Company’s internal control over financial reporting was not effective, as of December 31, 2022, and continues to be ineffective, and these material weaknesses are unremediated to date. Furthermore, the Company’s Chief Executive Officer and Chief Financial Officer have determined that because of these material weaknesses, the Company’s disclosure controls and procedures were not effective at a reasonable assurance level as of December 31, 2022, April 1, 2023, July 1, 2023 and September 30, 2023.

On February 29, 2024, the Company filed a Form 10-K/A for the period ended December 31, 2022, a Form 10-Q/A for the period ended April 1, 2023, a Form 10-Q/A for the period ended July 1, 2023 and a Form 10-Q for the period ended September 30, 2023.

The Company intends to delay the filing of its Form 10-K until the Company completes its year-end closing procedures in light of the delays caused by the circumstances described above.
Conference Call Information
Infinera will host a conference call for analysts and investors to discuss its preliminary results for the fourth quarter of 2023 and its preliminary outlook for the first quarter of 2024 today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Interested parties may register for the conference call at https://registrations.events/direct/Q4I60869206. A live webcast of the conference call will also be accessible from the Events section of Infinera’s website at investors.infinera.com. Replay of the audio webcast will be available at investors.infinera.com approximately two hours after the end of the live call.

Contacts:
Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Amitabh Passi, Head of Investor Relations Tel. +1 (669) 295-1489 apassi@infinera.com
About Infinera
Infinera is a global supplier of innovative open optical networking solutions and advanced optical semiconductors that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. Infinera solutions deliver industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on X and LinkedIn, and subscribe for updates. Infinera and the Infinera logo are registered trademarks of Infinera Corporation.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Infinera's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or the negative of these words or similar terms or expressions that concern Infinera's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s future business plans, strategy and growth opportunities, including progress against strategic priorities and milestones; expectations regarding Infinera’s future performance; the Company's expectations related to the timing of filing of its Form 10-K for the fiscal year ended December 30, 2023; the Company's expectations related to its preliminary financial results for the fourth quarter of fiscal 2023; the Company's expectations related to its preliminary outlook for the first quarter of fiscal 2024; the Company's business strategy; and the Company's expectations for fiscal 2024, including revenue growth with continued margin and earnings per share expansion. Neither Infinera, nor its auditors, has completed the review of its financial results for the fourth quarter of fiscal 2023.
Infinera’s financial results for the fourth quarter of fiscal year 2023 are subject to all aspects of the final quarterly and annual review process and may change as a result of new information that arises, or new determinations that are made, in this process.
These forward-looking statements are based on estimates and information available to Infinera as of the date hereof and are not guarantees of future performance; actual results could differ materially from those stated or implied due to risks and uncertainties. The risks and uncertainties that could cause Infinera’s results to differ materially from those expressed or implied by such forward-looking statements include demand growth for additional network capacity and the level and timing of customer capital spending and excess inventory held by customers beyond normalized levels; delays in the development, introduction or acceptance of new products or in releasing enhancements to existing products; aggressive business tactics by Infinera’s competitors and new entrants and Infinera's ability to compete in a highly competitive market; supply chain and logistics issues, including delays, shortages, components that have been discontinued and increased costs, and Infinera's dependency on sole source, limited source or high-cost suppliers; dependence on a small number of key customers; product performance problems; the complexity of Infinera's manufacturing process; Infinera's ability to identify, attract, upskill and retain qualified personnel; challenges with our contract manufacturers and other third-party partners; the effects of customer and supplier consolidation; dependence on third-party service partners; Infinera’s ability to respond to rapid technological changes; failure to accurately forecast Infinera's manufacturing requirements or customer demand; the effects of public health emergencies; Infinera’s future capital needs and its ability to generate the cash flow or otherwise secure the capital necessary to meet such capital needs; the effect of global and regional economic conditions on Infinera’s business, including effects on purchasing decisions by customers; the adverse impact inflation and higher interest rates may have on Infinera by increasing costs beyond what it can recover through price increases; restrictions to our operations resulting from loan or other credit agreements; the impacts of any restructuring plans or other strategic efforts on our business; our international sales and operations; the impacts of foreign currency fluctuations; the effective tax rate of Infinera, which may increase or fluctuate; potential dilution from the issuance of additional shares of common stock in connection with the conversion of Infinera's convertible senior notes; Infinera’s ability to protect its intellectual property; claims by others that Infinera infringes on their intellectual property rights; security incidents, such as data breaches or cyber-attacks; Infinera's ability to comply with various rules and regulations, including with respect to export control and trade compliance, environmental, social, governance, privacy and data protection matters; events that are outside of Infinera's control, such as natural disasters, violence or other catastrophic events that could harm Infinera's operations; Infinera’s ability to remediate its recently disclosed material weaknesses in internal control over financial reporting in a timely and effective manner, and other risks and uncertainties detailed in Infinera’s SEC filings from time to time. More information on potential factors that may impact Infinera’s business are set forth in Infinera's periodic reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 27, 2023, and amended February 29, 2024, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on February 29, 2024, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.
Use of Non-GAAP Financial Information
In addition to disclosing financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that exclude in certain cases stock-based compensation expenses, amortization of acquired intangible assets, and restructuring and other related costs. Infinera believes these adjustments are appropriate to enhance an overall understanding of its underlying financial performance and also its prospects for the future and are considered by management for the purpose of making operational decisions. In addition, the non-GAAP financial measures presented in this press release are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue, gross margin, operating expenses, operating margin, net income (loss) and net income (loss) per common share prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

Infinera has included forward-looking non-GAAP information in this press release, including an estimate of certain non-GAAP financial measures for the first quarter of 2024 that excludes stock-based compensation expense, amortization of acquired intangible assets, and restructuring and other related costs.
A reconciliation of preliminary GAAP to non-GAAP financials for the fourth quarter of 2023 and the first quarter of 2024 is included in the table below.

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In millions, except percentages)
(Unaudited)

	Q4'23 Preliminary		Q1'24 Outlook
	Low	High	Low	High
Reconciliation of Gross Margin:
GAAP	38.0%	40.0%	35.3%	37.4%
Stock-based compensation expense(1)	0.5%	0.5%	0.7%	0.6%
Restructuring and other related costs(3)	0.5%	0.5%	—%	—%
Non-GAAP	39.0%	41.0%	36.0%	38.0%

Reconciliation of Operating Expenses:
GAAP	$165.0	$167.0	$157.0	$161.0
Stock-based compensation expense(1)	(13.6)	(13.6)	(11.4)	(11.4)
Amortization of acquired intangible assets(2)	(2.3)	(2.3)	(2.3)	(2.3)
Restructuring and other related costs(3)	(4.1)	(4.1)	(0.3)	(0.3)
Non-GAAP	$145.0	$147.0	$143.0	$147.0

Reconciliation of Operating Margin:
GAAP	—%	3.0%	(13.5)%	(8.2)%
Stock-based compensation expense(1)	3.8%	3.4%	4.2%	3.9%
Amortization of acquired intangible assets(2)	0.5%	0.5%	0.7%	0.7%
Restructuring and other related costs(3)	1.4%	1.4%	0.1%	0.1%
Non-GAAP	5.7%	8.3%	(8.5)%	(3.5)%

Reconciliation of Net Income (Loss) per Common Share - Diluted:
GAAP	$(0.02)	$0.04	$(0.25)	$(0.17)
Stock-based compensation expense(1)	0.06	0.06	0.06	0.06
Amortization of acquired intangible assets(2)	0.01	0.01	0.01	0.01
Restructuring and other related costs(3)	0.02	0.02	0.00	0.00
Non-GAAP	$0.07	$0.13	$(0.18)	$(0.10)
(1)Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation effective January 1, 2006.
(2)Amortization of acquired intangible assets consists of customer relationships acquired in connection with the acquisition of Coriant. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, Infinera has excluded it from its preliminary non-GAAP gross profit, operating expenses and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of Infinera's underlying business performance.
(3)Restructuring and other related costs are primarily associated with the reduction of operating costs and the reduction of headcount. Management has excluded the impact of these charges in arriving at Infinera's non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of Infinera's underlying business performance.